Exhibit 10.18

“English Translation”

EQUIPMENT RENTAL AGREEMENT

BETWEEN:	LES SERVICES DE LOCATION HEARING CARE OF AMERICA (SLHCA) INC., a duly incorporated corporation established for a private interest, having its head office at 2770 Chemin du Lac, Longueuil, Quebec, J4N 1B8, herein represented by Mr. Steve Forget, duly authorized as he so declares,

(Hereinafter referred to as the “Lessor”);

AND:	COUSINEAU, DOUCET, PARENT, FORGET, AUDIOPROTHÉSISTES, s.e.n.c., a general partnership, having its head office at 44 Côte du Palais, Quebec City, Province of Quebec, G1R 4H8, herein represented by Mr. Martin Cousineau, duly authorized as he so declares,

(Hereinafter referred to as the “Lessee”);

THE PARTIES AGREE AS FOLLOWS:

1.	The Lessor leases to the Lessee, and the Lessee agrees to lease from the Lessor, all the equipment and property in replacement therefor needed for the practice of the profession of hearing aid acoustician and meeting the standards required by applicable laws (hereinafter referred to as the “Equipment”), for the duration and at the rates referred to in Schedule “B” hereto.

2.	All applicable taxes including, but not limited to, the goods and services tax and the Quebec sales tax shall be added to the sums due by the Lessee to the Lessor hereunder.

3.	Any amount due hereunder not paid by the Lessee to the Lessor on the due date shall bear interest at the prime rate of the Lessor’s banker plus five percent (5%) per annum.

4.	The Lessor shall cause the Equipment to be used only by competent and duly qualified employees in a proper manner according to the manufacturer’s instructions. The Equipment hereby leased shall be used solely for professional purposes.

5.	The Lessee acknowledges that the Lessor has made no representations or given any warranties, either express or implied, as to the condition of the Equipment and the Lessee accepts the Equipment in its current condition.

6.	The Lessee shall ensure that the Equipment is not encumbered by any charge of any kind whatsoever and shall pay any and all taxes, permits, assessments and/or fines that may be collected or levied on or in relation to the Equipment or the use thereof.

7.	The terms and conditions appearing in Schedule “A” hereto shall form an integral part of this Agreement and have been initialled by the parties.

8.	This Agreement may be renewed by agreement between the parties.

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED AT Montreal, ON DECEMBER 1, 2000

THE LESSOR:

LES SERVICES DE LOCATION HEARING CARE OF AMERICA INC.

By:
Steve Forget

THE LESSEE:

COUSINEAU, DOUCET, PARENT, FORGET, AUDIOPROTHÉSISTES, s.e.n.c.

By:
Martin Cousineau

SCHEDULE “A”

1.	The word “Equipment” as used herein includes all accessories and spare parts and any change, addition, improvement and/or partial or complete replacement thereof or thereto, the whole subject to the terms and conditions set forth herein.

2.	The Lessor shall, at its own expense, take out general liability insurance and maintain such insurance in effect for the duration of this contract.

3.	The Equipment shall be and remain movable property at all times for the duration of this lease.

4.	The Lessee agrees to indemnify and hold harmless the Lessor from and in respect of any and all claims, actions, suits, proceedings, costs, expenses, losses and liabilities, including the fees of its legal counsel, resulting from or relating to the Equipment, but not limited thereto.

5.	The Lessor shall, at its own expense, maintain the Equipment in good working order and repair at all times and shall supply each and every part, piece and device needed to maintain the Equipment in good working order and repair.

6.	The Lessee shall not make any change, addition or improvement to the said Equipment without the Lessor’s prior written consent. Any such change, addition or improvement so made shall be and remain the Lessor’s property.

7.	The Lessor and its specifically designated employees or agents shall have reasonable access to the said Equipment at all times for the purpose of inspecting, maintaining or repairing same.

8.	The Lessee may not transfer, surrender or sublease the Equipment, nor may this lease be assigned by the Lessee without the Lessor’s written permission, which permission may be withheld by the Lessor in its sole discretion for any reason. If permission is granted by the Lessor, such permission shall not relieve the Lessee of any of its obligations hereunder.

9.	Each of the following events shall constitute an event of default:

a)	if the Lessee makes an assignment for the benefit of its creditors;

b)	if a receiver, trustee or other similar official is appointed to administer the property of the Lessee;

c)	if a petition in bankruptcy or a petition for reorganization is made by or against the Lessee;

d)	if the Lessee commits any other act of bankruptcy or if a winding-up order is issued by a competent court;

e)	if a serious threat exists that all or any part of the Equipment could be confiscated, sequestered or seized by judicial authority;

f)	if the Equipment or a part thereof is in danger of being lost, damaged or destroyed by any cause or for any reason;

g)	if the Lessee becomes insolvent;

h)	if the Lessee fails to abide by or perform any term, undertaking or condition of this lease or any other lease or agreement that is or may be entered into by and between the Lessor and the Lessee;

i)	if the Lessee fails to make its rental payments on time or to pay the Lessor, on request, any other sum owed as specified herein.

10.	Upon the occurrence of any event of default, the Lessor may terminate this lease with or without notice to the Lessee, whereupon the Lessee shall be required to return the Equipment to the Lessor and surrender possession of the premises and shall also be liable to the Lessor for full payment of the rental, which shall become immediately due and payable. In addition, the Lessee shall be liable for any loss that the Lessor may sustain owing to the Lessee’s breach of contract.

11.	All rights and/or remedies conferred on the Lessor hereunder may be exercised in the Lessor’s sole discretion and are cumulative, not alternative, and may be exercised by the Lessor separately or together, in any order, sequence or combination.

12.	The Lessor shall have no obligation to allow the Lessee to cure a default. Should the Lessor, in its sole discretion, allow the Lessee to cure a default, such action by the Lessor shall not be deemed to constitute express or tacit acceptance of any events of default that occur thereafter.

13.	The Lessee acknowledges that the Lessor may from time to time change the rates applicable in accordance with the provisions of this Agreement and the schedules hereto, so as to take into consideration any change that the Lessor is called upon to make for any reason, such as, but not limited to, any change of premises and/or any renewal or replacement of the said Equipment. The rates charged hereunder shall be those set forth in Schedule “C” hereto.

14.	Upon the expiry of the term contemplated in Schedule “A” hereto or the expiry of any renewal period, the Lessee shall, at its own expense, return the Equipment, which it shall have first packaged for shipping according to the Lessor’s instructions, to the Lessor at the location designated by the Lessor or a carrier operating in the municipalities where the Equipment is located. If the Lessee fails to proceed in this manner within ten (10) days following the expiry of the term of this Agreement, the Lessor shall be entitled to repossess the Equipment in the premises where same is located, at the Lessee’s expense, with or without judicial process, the Lessee waiving in advance any claim for damages which it might otherwise assert by reason of the action of the Lessor or its authorized agents. The decision of the Lessor not to request or demand the immediate return of the Equipment upon the expiry of this Agreement shall not be deemed to constitute a renewal of this Agreement, in whole or in part, by the Lessor in favour of the Lessee. Notwithstanding the foregoing, if the Lessee, for any reason, should remain in possession of the Equipment after the expiry of the term, the Lessee shall pay the additional rental for the period for which its possession of the Equipment is extended, at the same rate as the rental stipulated herein.

15.	All notices hereunder must be given in writing.

16.	Any notice shall be validly given if delivered in person, sent by registered mail or faxed to the intended recipient at the address first stated above.

17.	Any notice given in the manner aforesaid shall be deemed to have been received at the time of delivery if delivered in person, on the third business day following the mailing date if mailed, or on the business day following the transmission date if faxed.

18.	Each party may notify the other, in the manner aforesaid, of any change of address for purposes of the giving of notices.

19.	The parties acknowledge that title to and ownership of the Equipment vests and shall at all times vest in the Lessor. The Lessee shall have no ownership rights therein other than the right to use the Equipment.

20.	Subject to the provisions hereof, this Agreement shall be binding on the successors and assigns and on the administrators of the Lessee.

21.	The parties hereto elect domicile in the judicial district of Quebec for all legal purposes and jurisdiction of the courts.

SCHEDULE “B”

The charges payable under this Agreement are set for each clinic where the Lessee renders professional services to the public. The charges payable for each clinic are determined from time to time and contain the details applicable to the Equipment.

The charges may vary from year to year so as to take into consideration the increase in the Lessor’s fixed base costs which include, but are not limited to, the rent for the premises, the applicable taxes, the insurance cost, the cost related to the maintenance of the Equipment, and other similar expenses. The charges shall also be subject to the increases generated by the renewal or replacement of the Equipment. All the said fixed base costs shall be charged back to the Lessee over and above the Lessor’s management fee.

The charges for the year starting on December 1, 2000 and ending on November 30, 2001 are more fully detailed in Schedule “C” hereto.

SCHEDULE “C”

Monthly Charges

List of Quebec Clinics	Suffix	Monthly Rental

Anjou	502	$3,157
Longueuil	503	$2,194
St-Georges de Beauce	504	$4,823
Ste-Marie de Beauce	505	$620
Beauort	506	$517
Côte-Du-Palais	507	$1,263
Fleury	508	$980
Mailloux	509	$2,765
Queen Mary	510	$1,467
Rimouski	511	$2,605
Gaspésie	512	$201
Ste-Foy	513	$1,711
Sherbrooke Street	515	$751
D.V.A	516	$0
Pointe-Claire	518	$2,114
Valleyfield	519	$63
Greenfield Park	520	$1,526
St-Hyacinthe	521	$3,634
Bélanger	522	$1,008
Repentigny	523	$0
Gatineau	524	$5,490
Hull	525	$142
Aylmer	527	$307
		$37,336